Thornburg Investment Trust 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Thornburg Investment Trust of our report dated November 19, 2020, relating to the financial statements and financial highlights, which appears in Thornburg Small/Mid Cap Core Fund’s (formerly, Thornburg Value Fund) and Thornburg Small/Mid Cap Growth Fund’s (formerly, Thornburg Core Growth Fund) Annual Report on Form N-CSR for the year ended September 30, 2020. We also consent to the references to us under the headings “Disclosure of Portfolio Securities Holdings Information”, "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

December 17, 2020